Thomson StreetEvents

Conference Call Transcript

QNTA - Q4 2004 QUANTA CAP HLDGS LTD Earnings Conference Call

Event Date/Time: Mar. 15. 2005 / 9:00AM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

Tobey Russ

Quanta Capital Holdings Ltd. - Chairman, President and CEO

John Brittain

Quanta Capital Holdings Ltd. - Chief Financial Officer

Sabrena Tufts

Quanta Capital Holdings Ltd. - Vice President Corporate Communications

CONFERENCE CALL PARTICIPANTS

Bijan Moazami

Friedman, Billings, Ramsey Group, Inc. - Analyst

John Scafter

Boston Provident - Analyst

Chris Wenzel

FPK - Analyst

Leo Harmon

Fiduciary Management Associates - Analyst

PRESENTATION

Operator

Welcome to the Quanta Capital Holdings Fourth Quarter earnings conference call. (Operator Instructions) I would now like to turn the call over to Sabrena Tufts, Vice President of Corporate Communications.

Sabrena Tufts - Quanta Capital Holdings Ltd. - Vice President Corporate Communications

Good morning everyone, thank you for joining us today to review Quanta's Fourth Quarter and year-end financial results. Our press release was issued yesterday after the market closed. This information can be accessed through the Quanta website at www.quantaholdings.com.

A replay of this call will also be available from 11:00 am today till March 22, 2005. The toll free number for the replay is 1-888-286-8010 and the international number is 617-801-6888. The pass codes to these, for both dial-in numbers is 66581120.

Before we begin, I would like to note that this conference call contains forward looking statements, and includes statements regarding the company's performance for 2004, and beyond and other statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on our estimates and assumptions and are subject to a number of risks, uncertainties, and other factors beyond the company's control, which may cause material differences in actual results. These risk factors are detailed in Quanta's amended Form S-1, declared effective by the SEC, on May 13, 2004.

I would now like to turn the call over to Tobey Russ, Quanta's Chief Executive Officer, and our first speaker this morning.

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

Thank you Sabrena. Good morning everyone and welcome to the call. Joining me today is John Brittain, Quanta's Chief Financial Officer. I will begin this morning by providing an overview of the fourth quarter after that I will turn the call over to John to discuss our fourth quarter and year end financial results, in more detail. And finally, I will make some general remarks about Quanta and outlook for 2005, before we open up the call for questions.

As outlined in yesterday's press release, our results for the fourth quarter results of 2004 were negatively affected by additional windstorm catastrophe losses of $21.3 million principally related to the four hurricanes that hit the Southeast United States, during the third quarter. As a result, we ended the fourth quarter with a net loss of $14.4 million and a loss for the year of $54.6 million, which included total windstorm catastrophe losses for the year of $67.6 million.

Our decision to lead with reinsurance in order to put our additional capital to work in 2004 resulted in a very disappointing outcome. While we believe our reinsurance portfolio, which includes both property and casualty exposures, was well constructed and well built around well thought out risk management parameters, it was also a very significant part of our total portfolio.

The over-weighting of our reinsurance portfolio in 2004, was intended under more normal loss conditions to produce an attractive return in our first year of operation while we built the infrastructure, and established momentum in our specialty line businesses. Clearly, the unprecedented number of natural catastrophes in 2004 resulted in significantly greater losses than expected.

Perhaps more disappointing is the fact that these losses from windstorms overshadowed the progress we believe we made in executing our specialty line strategy. As many of you know we focus on some of the most technically challenging specialty lines from property casualty insurance business. We approach our business through an in-depth underwriting process, and the application of a rigorous financial model, which drives our underwriting decisions.

The foundation of our business model is the allocation of risk adjusted capital to each of our business lines. Capital is only committed to those lines where we believe we can achieve risk adjusted returns above a very significant hurdle rate. This business model fosters a strict financial discipline that drives greater technical pricing accuracy into each of our businesses. We believe our continuous efforts to improve the quality of underwriting, together with our adherence to a business model, a financially oriented business model, will be a key differentiator for the company.

As we closed out 2004, we achieved a number of accomplishments. They include insurance licensing in 44 states, and in Washington D.C.. Expanding our European business, by establishing a new specialty line syndicate at Lloyd's, which provides Quanta with immediate and direct access to what we believe is the world's leading specialist insurance market. Lloyd's is rated A (excellent) by AM Best. Received approval for Quanta Europe Ltd. to establish its London insurance branch. This newly established branch enables Quanta Europe to access the London market, through both wholesale and retail producers. Affirmation by AM Best , of the financial strength rating of A-(excellent) for the Quanta Insurance group. AM Best also assigned a financial strength rating of A- (excellent) and issuer credit rating of A- to Quanta Europe.

We added to our capital base through the completion of a private placement of $40 million Pooled Trust Preferred Securities in December of 2004, and an additional $20 million in February of 2005. We also recently rounded out our board with the addition of Robert Lippincott. Mr. Lippincott has extensive industry experience, including his role as former Chairman and CEO of AXA Property Casualty Insurance and Reinsurance companies in the United States. Bob will bring valuable insight and perspective to the Quanta Board, and we look forward to working with him.

Despite the difficult start, we remain committed to our strategy and the further development of our specialty lines businesses . We continue to gather momentum in each of our business lines and have built our 2005 operating plan around the theme of execution. The market outlook on pricing continues to be favorable, within each of the areas we operate. When normalized to exclude the unprecedented windstorm catastrophe losses our results are as we expected.

I would like to know make a few comments on the performance of each of our businesses. With respect to our specialty insurance line business , we continue to grow which is reflected in $50.4 million in net premiums written for the quarter which is 22% over Q3. We believe that our efforts to achieve our specialty lines objectives are facilitated by our ability to adjust our allocation of capital and to deploy it to those opportunities that we believe are most attractive in an ever changing marketplace.

We continue to see evidence a more open and level playing field as a result of the recent regulatory events. We are seeing more activity each month, which translates into more opportunity for each business. We are having a greater number of risks, from which to select, improves the demand for our capital, and provides more opportunity to underwrite business, that exceeds our hurdle rate.

As in the third quarter, the fourth quarter was marked by an especially strong result, from our home builders warranty program, HBW, which provides builders risk, warranty, general liability and excess liability coverage for new home construction. This program requires a highly technical focus, the application of rigorous underwriting standards, and proactive risk management and as such fits well within our portfolio of product offerings. HBW accounted for $23.1 million in insurance net premiums written during the fourth quarter and $97.7 million for 2004.

We continue to monitor market pricing in directors and officers liability insurance. Total capital committed to this line was sharply reduced in 2004 due to rate reductions not warranted by the industry's experience. Having said this we have seen recent signs of greater rate stability, and more prudent pricing appears to be taking hold.

In our reinsurance business segment, net premiums written in the fourth quarter total $56.7 million and $249.2 million for 2004. Our reinsurance portfolio continues to become a smaller proportion of our total business, as our insurance lines gain traction in the marketplace. We are also continuing to diversify our reinsurance portfolio and are pleased with the progress we are making in this regard. We believe that these changes will reduce our total net income volatility, and in normal loss years our reinsurance business is expected to produce a very attractive returns.

Quanta Technical Services, our consulting business, reported revenues of $9.9 million in the fourth quarter. Most of which is attributable to our Environmental Strategies Consulting business. This is a 29% increase from reported revenues in the third quarter, of $7.7 million. We continue to recognize synergies between our consulting and underwriting businesses. We believe that our consulting services are an important part of our ability to offer technically advanced solutions to our customers and a key differentiator for us in the marketplace.

Looking ahead, Quanta Technical Services or QTS is expected to continue, to grow its third party consulting capabilities. We believe that QTS, is a very cost effective approach to developing superior risk assessment capabilities and that we not only sell our risk consulting services to third parties but utilize them to support our underwriting efforts in our specialty lines.

In the fourth quarter, our Lloyd's syndicate was established to support our European specialty line. We believe that Lloyd's is the largest specialty insurance market in the world and that Syndicate 4000 will provide greater access to distribution, highly rated insurance paper and access to markets where we are not yet licensed. Our Lloyd's syndicate commenced underwriting business in December, and as a result, made minimal contribution to our fourth quarter results. We expect a significant contribution from this business in 2005 and beyond.

Our European plan is also supported as previously announced by Quanta Europe Ltd., which received approval to write insurance business in Dublin. In addition, we recently received approval for our London insurance branch which allows us to underwrite in this very important market. Quanta Europe has started to write a range of specialty insurance products throughout Europe. At this point I would like to ask John Brittain, Quanta's CFO, to walk you our financial performance in more detail and then I will close the call with few additional comments, John.

John Brittain - Quanta Capital Holdings Ltd. - Chief Financial Officer

Thank you Tobey. Good morning everyone. For the fourth quarter, net premiums written totaled $107.1 million, an increase of 25% as compared to third quarter 2004 net premiums written of $86.0 million. Our reinsurance business segment reported $56.7 million of net premiums written in the fourth quarter of 2004, representing 53% of our total net written premiums as compared to $44.7 million for the third quarter of 2004.

Our Direct Specialty Insurance lines, for the fourth quarter reported $50.4 million of net premiums written including $2.6 million for our new Lloyd syndicate, representing 47% of our total premiums written for the quarter.

For the full year of 2004, net premiums written were $419.5 million. As we commenced our insurance business in the fourth quarter of 2003 there are no meaningful comparative, for the full year of 2003. For the full year 2004, our reinsurance segment contributed 59% of total net premiums written of $249.2 million. For 2004, by lines our net premiums written in the reinsurance were as follows, Casualty Reinsurance $105.4 million, Property Reinsurance $103.1 million, and Marine and Technical Property reinsurance $40.3 million. Our Casualty Reinsurance line performed well, and had the lowest cost ratio within the reinsurance segment, for 2004.

Our total direct specialty insurance lines, represented 41% of total premiums for 2004, and reported $170.3 million of net premiums written for the year. For our direct lines for full year 2004, our Home Builders Warranty program, contributed $97.7 million of net premiums written and our Professional Lines business reported net premiums written of $36.5 million. Our Environmental Insurance business reported net premiums written of $20.9 million for 2004. Our other direct specialty lines including, Fidelity, Surety, and other technical properties and our new Lloyd syndicate contributed the balance of $15.2 million of net premiums written for 2004.

Total revenues increased 35% in the fourth quarter to $103.7 million as compared to total revenues of $77 million in the third quarter of 2004. The emergence of gap earnings for our insurance and reinsurance business segments, resulted in an increase of 34% in fourth quarter net premiums earned, increasing to $87.5 million from $65.5 million in the third quarter.

Technical service revenues, largely derived from our environmental strategies consulting subsidiary, were $9.9 million in the fourth quarter. Total revenues included $4.5 million of investment income in the fourth quarter.

For the full year 2004, total revenues of $287.2 million included $237.1 of net premiums earned. Importantly, our premiums earned continued to grow reflecting the development of the earnings pattern for our total written premium book of business. Technical service revenues for 2004, total $32.5 million. For 2004, net investment income totaled $14.3 million.

We maintain a high credit quality, short duration maturity, fixed income investment portfolio. As of 2004, year-ending our portfolio average credit quality was AA, and the average duration maturity was 2.6 years. Total invested assets were $675 million as of December 31, a 16% increase over third quarter ended invested assets. The current yield on our investment portfolio was 3.48 % as of year-end 2004.

While we are not providing any financial guidance for 2005, it is important to note that continued growth in cash flow from our growing business is expected to result in an increase in the ratio of invested assets to shareholders' equity, or greater portfolio leverage in 2005. As of 2004 year-end, our ratio of invested assets to shareholders' equity was 1.6 times.

To further strengthen our capital base, we issued $40 million of Pooled Trust Preferred securities in the fourth quarter of 2004. Subsequent to year-end, we issued an additional $20 million of Pooled Trust Preferred securities. After fees we received $58.4 million from these two transactions. The proceeds have been contributed as capital to our insurance companies, to fund future premium growth.

We believe Pooled Trust Preferred Securities are a cost competitive source of long term 30-year junior subordinated debt capital. Raising $60 million of long term capital demonstrates our confidence in the premium growth for our business in 2005.

Our underwriting net loss ratio for the fourth quarter of 2004, was 83.1% and our acquisition expense ratio was 20.7%. For the full year 2004, our net loss ratio was 83.9% and our acquisition expense ratio was 22.8%. 2004 windstorm catastrophe losses dramatically increased our losses in both the fourth quarter and full year results and negatively affected our net loss ratio.

Total G&A, general administrative expenses for the fourth quarter were $18.8 million which includes underwriting G&A expenses of $16.0 million and $2.8 million of G&A expenses associated with our Technical Service business. Total G&A expenses were up $4.5 million in the fourth quarter, compared to total third quarter G&A expenses of $14.3 million. This increase was largely attributable to the build-up and commencement of our operations in Europe and our new Lloyd syndicate. Importantly, we have not yet realized the written or earned premium benefits which are expected from this investment.

We anticipate that our G&A expense ratio will decrease as written premiums ramp up and grow during 2005 for our European and Lloyd's businesses. Our underwriting G& A expense ratio was 14.9% for the fourth quarter and 12.7% for the full year 2004. Our underwriting combined ratio was 118.7 % for fourth quarter and 119.4% for the full year 2004. Total windstorm catastrophe costs negatively impacted our combined ratio and added approximately 24 points to our fourth quarter combined ratio, and approximately 29 points to our full year 2004 combined ratio.

The net loss for the fourth quarter was $14.4 million or $0.25 per share, and was negatively impacted by an additional $21.3 million of windstorm catastrophe costs, principally related to the four Southeast United States hurricanes which occurred in the third quarter. Net income for the fourth quarter prior to the additional windstorm costs was $6.9 million or $0.12 per share.

The net loss for the full year 2004 was $54.6 million or $0.96 per share. Net income for 2004, prior to total windstorm catastrophe costs of $67.6 million was $13 million or $0.23 per share. As of December 31, 2004 our total shareholders equity was $430.9 million or $7.59 per share. With that I would like to turn the call back to Tobey for his final remarks.

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

Thank you John. Before we move to Q & A, I would like to make a few comments on the road ahead. Overall, putting our very disappointing financial results aside, during 2004 we achieved all of our developmental objectives. The last major building block of our specialty lines platform was put in place when we established our syndicate at Lloyd's, and received approval for our London branch. These achievements position us to have access to and to develop the European specialty lines businesses, which is expected as we have noted to make an important contribution to our results in future periods.

All of our underwriters and each of our employees understands the importance of executing our 2005 operating plan and having the results of those efforts translate into net income. To improve our capital base and to take to advantage of the underwriting opportunities in each of our businesses, we have added $60 million through Pooled Trust Preferred Securities. In addition, we are taking steps to reduce our exposure to catastrophe losses by altering the business mix of our property portfolio.

We also plan to purchase reinsurance protection which we believe will further reduce our net loss exposure in 2005. With a painful 2004 now behind us we believe we are very well positioned to achieve our operating objectives throughout this year. All of our employees are excited about the opportunity that lies ahead, and are looking forward to seeing financial results reflective of their significant efforts. With that I would like to thank you for your time this morning and open the call up to questions.

Operator

Your first question comes from Bijan Maozami with Friedman, Billings, Ramsey. Please proceed

QUESTION AND ANSWER

Bijan Moazami - Friedman, Billings, Ramsey Group, Inc. - Analyst

Good morning, I have number of questions. First of all, I want to see what went wrong in your reserving methodology on the third quarter. A 47% increase in the original estimate is a pretty big number. I just wondered - were you not conservative enough when you initially set up the reserves or was it anything wrong with the cat modeling techniques that you were using.

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

That is a great question, and a question that we have spent quite a bit of time analyzing as you could imagine. I think it is a combination of factors, I can not point to one specific, critical issue. It had to do in part with the timing, I think of the four hurricanes, and the moment in time in which we had to establish our reserves. It required us to rely heavily not only on feedback from the ceding companies but also given where they were in their own reserving process, also rely heavily on our models.

And in doing that , especially given the nature of our portfolio which is heavily skewed if you will towards quota share programs, we did not pick up several things that ultimately emanated out of the hurricane reserving process. Most notably what is referred as the demand surge. Which in effect translates into the price gauging that you witness in a situation where you have got four hurricanes and the demand for contractors and materials that are necessary to reconstruct those homes under, very, very tight deadlines that were established by the state of Florida.

And as a result we saw some very significant, quite significant increases in the estimate of the construction costs. And as a result ,our underlying ceding companies experienced significant reserve adjustments that became known to us as we began to move particularly through the later half of the fourth quarter.

So I think it had to do with timing, it had to do with nature of our portfolio being skewed more towards quota share, as opposed to excess of loss. It had to do with a very tight timeframes with which insurance companies and contractors had to respond to those losses. And it also had to do with the complete overtaxing of the system, in terms of the numbers of adjusters that were required, or the lack thereof to get out and visit all of the damage that was widespread by these four specific instances. So I can not say that I can point my finger to any one thing, it is a combination of all of those factors which led to, what is a significant increase in our reserves in the fourth quarter.

Bijan Moazami - Friedman, Billings, Ramsey Group, Inc. - Analyst

Is AM Best tightening up the premium to surplus ratio guidance for you guys, considering your volatility (ph)?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

No

Bijan Moazami - Friedman, Billings, Ramsey Group, Inc. - Analyst

1.1 to 1

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

They do not use 1.1 to 1 perse as you know, they have a BCAR model that they use which generates a BCAR score, which then you can translate into a premium to surplus ratio. What I can tell you is that the BCAR, score they are holding us to is the same as it was prior, and we have gone through extensive conversations with AM Best throughout the later half of the third quarter and into the fourth quarter, which ultimately resulted, as you know, in their affirmation of our A- rating.

Bijan Moazami - Friedman, Billings, Ramsey Group, Inc. - Analyst

You said you are going to be buying a fair amount of reinsurance, what kind of reinsurance are you going to be buying? Quota share or excess of loss?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

We are going to be buying a mix of reinsurance protection. I am not going to get into the specifics in detail, we have not finalized the purchase of reinsurance but our underlying objective here is to reduce some of the volatility of our net income to the property catastrophe portfolio.

And it is important to know that the property catastrophe portfolio, or the property portfolio of our reinsurance book as I have said in a prior call and also in our prepared remarks this morning. We believe that was a well constructed, well thought-out highly disciplined program, that happened to be very negatively affected by the series of events that occurred in third quarter and then more effected obviously in the fourth quarter as we just reported.

Under normal loss conditions that portfolio would have produced a very attractive return to the company. And we have analyzed that portfolio and I can say that if we would have the opportunity to make that decision again we probably would not have done anything differently.

Having said that, we can not ignore what happened to us in 2004. We are very disappointed with those results and we feel that at this point it is important , that even though the probabilities are the same as they were last year. It is very important given the losses that we experienced in 2004, to reduce that volatility as we look at 2005. So that is the plan and the objective of purchasing of reinsurance and restructuring our portfolio somewhat.

Bijan Moazami - Friedman, Billings, Ramsey Group, Inc. - Analyst

One last question concerning your decreased capacity, have you guys over-expanded now, in terms of infrastructure ?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

I am not sure I understand the question, in terms of decreased capacity? In terms of what Bijan?

Bijan Moazami - Friedman, Billings, Ramsey Group, Inc. - Analyst

You have obviously less capital, less surplus now then you started your business plans about 18 months ago. I am wondering if now, you have put up all these individuals, all this infrastructure, this big office in New York City whether or not you have over-expanded and you have too much infrastructure for the premium volume you can generate, and if so really how much reinsurance can you write in order to have some of this cost, offset by ceding commissions?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

Well there is no question that the losses hit our capital base, having said that we have replaced a substantial portion of that through the Pooled Trust Preferred Securities, as we have mentioned . And the drive obviously behind that would be to take advantage of the premium writing opportunities that the company sees in 2005.

But clearly had those losses not occurred we would be in a better position overall than, obviously after the occurrence of those losses. Having the Pooled Trust Preferred Securities puts us back in a position that is very similar to at least where we started 2004. I think as we said before the impact of these losses has the effect of delaying the financial result of our original operating plan. It does not necessarily impair us in terms of our ability to write the premium that we expected to write in 2005.

Bijan Moazami - Friedman, Billings, Ramsey Group, Inc. - Analyst

Thank you

Operator

Your next question comes from John Caster (ph) with Boston Provident, please proceed.

John Scafter - Boston Provident - Analyst

Good morning guys, I guess what I am trying to figure out here is since the third quarter when you guys did your initial estimation of the catastrophes. What have you released publicly about your estimate of loss development ? Have you said anything?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

No , this is I believe the first public announcement we have made about the increase in loss reserves from the third quarter.

John Scafter - Boston Provident - Analyst

And since that time you guys have done two Trust Preferred deals, so when you were doing those deals, did you (A), not say anything and (B), did you have any information at the time you were doing the deal, particularly the second one in February, that your loss development was going to be diverging materially from what you originally thought.

John Brittain - Quanta Capital Holdings Ltd. - Chief Financial Officer

John, It is John Brittain responding to that. We obviously, when we raise capital we have responsibility from an underwriting perspective to work with those parties that we work with on a disclosure basis that is not similar to dealing in the public markets. And when we do underwrite securities we give adequate and proper disclosure to current events. Which would include, adverse development and losses in respect to those capital raises.

John Scafter - Boston Provident - Analyst

So it is hard to say that as of , what you did the deal in second half of February, at the second half of February you guys still did not realize that the loss development was going to be severe?

John Brittain - Quanta Capital Holdings Ltd. - Chief Financial Officer

No what we are saying is that at any point in time that we are raising capital and dealing on an insider basis with underwriters, we provide them with current estimates of losses and other developments and in this situation they may have had access to information that was not available publicly to our shareholders.

John Scafter - Boston Provident - Analyst

I see, so the Trust Preferred Investors had information.

John Brittain - Quanta Capital Holdings Ltd. - Chief Financial Officer

The underwriters who underwrite that security from a credit standpoint have information relative to recent developments of the company, and actual third party investor's from a public market perspective, did not have access to nonpublic information.

John Scafter - Boston Provident - Analyst

I see, when did you guys sort of have this, you said it was second half of Q4 . I mean I am just trying to get a sense of the, whether the time lag that you guys had, and I certainly understand I mean it makes a lot of sense for reasons that you put there, for why this was this way. I am trying to get a sense apples to apples. Was it comparable to the same types of time lags that your peers reported? Your peer reinsurance, catastrophe reinsurers, because I know lot of people had this problem?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

I can not say with accuracy or don't follow perhaps closely enough all of our peers and when they might've reported. I can not speak to that, but as you could appreciate this is an issue that develops over time. We did not become, fully clear what we believed the right loss reserve number to be very late, in the fourth quarter. And we continued to refine that with our ceding companies to make sure, as absolutely as possible that the number we are going to produce here was in fact a fully developed and as accurate as we could make it number, which then spills well into the first of this year.

John Scafter - Boston Provident - Analyst

One last question, I know that some of the top line growth that you had reported, did not quite match what the analyst's that were following you were expecting. Is it fair to say that most of this shortfall is a result of the capital not being in place as a result of these catastrophes that set back the rate of top line growth that people were hoping for or would that be the explanation relative to, not having the business there to write?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

I would categorize it slightly differently than that. In that it was more a function and it goes back to the question that Bijan asked. We are very conscious, particularly through a period of volatility of our premium to surplus ratio, that we are closely managed if you will by AM Best. And so during that period of uncertainty in third quarter, and I think we mentioned this on third quarter call.

We took down our premium writings, or suppressed our premium writings if you will during that quarter, so that we would not given the uncertainty of capital base. So that we would not go outside the boundaries of our premium to surplus ratio.

The fourth quarter we had a very similar thing going on , where we had some additional uncertainty and we wanted to make certain that as we closed the year out, we stayed comfortably within those boundaries. Because we did not want to put at risk, in any way the companies rating, or the BCAR Score, that we discussed earlier. So, I think we put a number out there on the prior call of $440 million for the year. We undershot that number , by I think $15 to $20 million. So we are slightly under, but it felt prudent given the circumstances.

John Scafter - Boston Provident - Analyst

Thank you very much.

Operator

Your next question comes from Chris Winsel, with SPK

Chris Wenzel - FPK - Analyst

Morning, thanks for taking my call. Most of my questions have been answered. Just one quick question. It looks like there was a structured transaction, in the quarter, that involved about $43 million of the deposit liabilities, could you provide a little bit of color on that transition.

John Brittain - Quanta Capital Holdings Ltd. - Chief Financial Officer

Sure, Chris its John. That represented a structured surplus relief transaction which will be providing for a third party on the life side, capital relief and the accounting treatment for that is, it does not qualify for risk transfer for insurance purposes. But we represent both the deposit asset and deposit liability on our balance sheet, both were in the magnitude of approximately $40 million and we owe earnings fees for that surplus relief transaction over three to four years.

Chris Wenzel - FPK - Analyst

Thanks for answering my question

Operator

Your next question comes from Leo Harmon, with Fiduciary Management

Leo Harmon - Fiduciary Management Associates - Analyst

Hi good morning, I was wondering if you all could give us a broad guidance of where you would like to drive the loss ratio, or I am sorry, the expense ratio to over the next year or so, as you will be getting a ramp up in the Lloyd's business as you begin to cover out some of the costs of infrastructure build that you had in the fourth quarter?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

No, sorry Leo we are just not giving guidance for 2005 .

Leo Harmon - Fiduciary Management Associates - Analyst

Okay, secondarily would you be able to tell us the mix of reserves in the business relative to reinsurance and relative to specialty currently?

Tobey Russ - Quanta Capital Holdings Ltd. - Chairman, President and CEO

Leo, that is not information that I have right in front of me. So I would be reluctant to break that number down into its specific components, if perhaps we are able to get that information before the call is over we can get it out for you.

Leo Harmon - Fiduciary Management Associates - Analyst

Okay that would be wonderful, Thank you.

Operator

(Operator Instructions) There are no further questions at this time. This does conclude the question and answer portion of the conference. We thank you so much for your participation. You may now disconnect. Have a great day.

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